Exhibit77(d)

                 Policies with respect to security investments

(1) On December 3, 2003, the Board of Directors of ING Series Fund, Inc. (the Board) approved a change in the Portfolio Manager and a change to the non-fundamental investment strategy for ING Value Opportunity Fund. The change reflects the "value-oriented" style of the new Portfolio Manager. The new investment strategy is reflected below:

Investment Strategy

Under normal market conditions, the Fund invests at least 65% of its total assets in common stocks and securities convertible into common stock. In managing the Fund, the Sub-Adviser may invest in companies of any size, although it tends to invest in companies with a market capitalization greater than $1 billion. Within this universe, the Sub-Adviser uses a disciplined value approach to select investments that the Sub-Adviser considers to be undervalued compared to the overall stock market and whose stock price does not adequately reflect its favorable fundamental characteristics, including a strong financial position, experienced management team, and a leading or growing competitive market position. The Sub-Adviser uses a quantitative screening process and fundamental analysis to determine which undervalued stocks appear to have a catalyst to increase share price. The Sub-Adviser will consider selling a security when company business fundamentals deteriorate, when price objectives are reached, or when better investment opportunities present themselves.

The Fund may lend portfolio securities on a short-term or long-term basis, up to 33 1/3% of its total assets.

The Sub-Adviser may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into opportunities believed to be more promising.

The Fund may engage in frequent and active trading of portfolio securities to achieve its investment objective.

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(2) On December 3, 2003, the Board of Directors of ING Series Fund, Inc. (the
Board) approved a change in the Sub-Adviser of the ING Growth and Income Fund (the Fund) to Wellington Management Company, LLP. Pending subsequent shareholder approval of this change in the Sub-Adviser, the Board approved a change in the non-fundamental investment strategy of the Fund and a change to the Fund's name to ING Equity Income Fund (Equity Income). The new investment strategy will allow Equity Income to concentrate on the income component, with a higher concentration of stocks that pay a dividend. The new investment strategy is reflected below:

                                        Adviser
                                        ING Investments, LLC
                                        Sub-Adviser
ING Equity Income Fund                  Wellington Management Company, LLP

OBJECTIVE

Seeks long-term growth of capital and income.

INVESTMENT
STRATEGY

Under normal market conditions, the Fund will invest in the companies that the Sub-Adviser believes to be financially sound but currently out of favor, provide the potential for above-average total returns, and sell at below-average P/E multiples. The Fund will invest primarily in large dividend paying companies with market capitalizations over $2 billion. Within this context, the Fund's key securities selection criterion will be based on dividend yield, with capital appreciation as a secondary factor. The Fund will be invested primarily in common stock but may also invest in convertible securities, rights, warrants and exchange traded index funds. The Fund may invest up to 20% of its total assets in securities of foreign issuers including non- dollar denominated securities. The Sub-Adviser will use a contrarian approach and will seek stocks that offer above average dividend yields, below average valuations and the potential of dividend increases in the future. The Sub-Adviser uses fundamental analysis to evaluate a security for purchase or sale by the fund. Fundamental analysis of a company involves the assessment of such factors as its business environment, management quality, balance sheet, income statement, anticipated earnings, revenues and dividends, and other related measures or indicators of value. At the time of investment, every equity security in which the Fund invests will generally pay a dividend or be expected to pay a dividend within twelve months. Portfolio construction is driven primarily by security selection. The Fund may also lend portfolio securities on a short-term or long-term basis, up to 33 1/3%of its total assets.

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RISKS

You could lose money on an investment in the Fund. The Fund may be affected by the following risks, among others:

Price Volatility--the value of the Fund changes as the prices of its investments go up or down. Equity securities face market, issuer and other risks, and their values may fluctuate, sometimes rapidly and unpredictably. Market risk is the risk that securities may decline in value due to factors affecting the securities markets generally or particular industries. Issuer risk is the risk that the value of a security may decline for reasons relating to the issuer, such as changes in its financial condition. Stocks of medium- sized and smaller companies tend to be more volatile and less liquid than stocks of larger companies.

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Market Trends--from time to time, the stock market may not favor the large company value securities in which the Fund invests. Rather, the market could favor growth-oriented stocks or small company stocks, or may not favor equities at all.

Value Management-- following a value orientation towards selecting securities entails special risks, particularly when used as part of a "contrarian" approach to evaluating issuers. Overlooked or otherwise undervalued securities entail a significant risk of never attaining their potential value.

Convertible Securities--the value of convertible securities may fall when interest rates rise. Convertible securities with longer maturities tend to be more sensitive to changes in interest rates, usually making them more volatile than convertible securities with shorter maturities. The Fund could lose money if the issuer of a convertible security is unable to meet its financial obligations or goes bankrupt.

Securities Lending--there is the risk that when lending portfolio securities, the securities may not be available to the Fund on a timely basis and the Fund may, therefore, lose the opportunity to sell the securities at a desirable price.

Foreign Investing Risk--some foreign securities tend to be less liquid and more volatile than their U.S. counterparts. Accounting standards and market regulations tend to be less standardized in certain foreign countries. Investments outside the U.S. may also be affected by administrative difficulties, such as delays in clearing and settling portfolio transactions. Securities of foreign companies may be denominated in foreign currency. Exchange rate fluctuations may reduce or eliminate gains or create losses. Hedging strategies intended to reduce currency risk may not perform as expected.

Exchange Traded Index Funds--ETFs present risks similar to those of an investment in the underlying securities held by the ETF. Because ETFs trade on an exchange, they may not trade at net asset value (NAV). Sometimes, the prices of ETFs may vary significantly from the ETF's underlying NAVs. Additionally, if the Fund elects to redeem its ETF shares rather than selling them on the secondary market, the Fund will receive the underlying securities which it must then sell in order to obtain cash. Additionally, you may pay a proportionate share of the expenses of the ETF in addition to the expenses of the Fund.

(3) On December 3, 2003, the Board of Directors of ING Series Fund, Inc. (the Board) approved a change in the Sub-Adviser for the ING Technology Fund (the
Fund) to BlackRock Advisors, Inc. Pending subsequent shareholder approval of the change in the Sub-Adviser, the Board approved a change in the investment strategy and a change in the Fund's name to ING Global Science and Technology Fund (Global Science and Technology). The new investment strategy will broaden Global Science and Technology's ability to include biotech stocks, pharmaceuticals and other healthcare names as well as stocks in other sectors where there has been rapid growth fueled by technological advancements. In addition Global Science and Technology's strategy is now a global strategy. The new investment strategy is listed below:

                                                Adviser
                                                ING Investments, LLC
                                                Sub-Adviser
ING Global Science and Technology Fund          BlackRock Advisors, Inc.

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OBJECTIVE

Seeks long-term capital appreciation.

INVESTMENT
STRATEGY

The Fund normally invests at least 80% of its net assets in equity securities issued by science and technology companies in all market capitalization ranges. The Fund will provide shareholders with at least 60 days' prior notice of any change in this investment policy. The Fund will invest primarily in equity securities of U.S. and non-U.S. companies selected for their rapid and sustainable growth potential from the development, advancement and use of science and/or technology. The Fund may invest up to 25% of its net assets in stocks of issuers in emerging market countries. The Fund primarily buys common stock but also can invest in preferred stock and securities convertible into common and preferred stock. The Fund management team will invest in U.S. and non-U.S. companies (including companies located in emerging market countries) that are expected to offer the best opportunities for growth and high investment returns. The Fund management team uses a multi-factor screen to identify stocks that have above-average return potential. The factors and the weight assigned to a factor will change depending on market conditions. The most influential factors over time have been revenue and earnings growth, estimate revisions, profitability and relative value. The management team, in an attempt to reduce portfolio risk, will diversify by investing in at least three countries, one of which may be the U.S. Some of the industries that are likely to be represented in the Fund's portfolio holding include:

      o     Application Software

      o     IT Consulting & Services

      o     Internet Software and Services

      o     Networking Equipment

      o     Telecom Equipment

      o     Computer Hardware

      o     Computer Storage & Peripherals

      o     Electronic Equipment and Instruments

      o     Semiconductor Equipment

      o     Semiconductors

      o     Aerospace & Defense

      o     Electrical Components & Equipment

      o     Biotechnology

      o     Pharmaceuticals

      o     Healthcare Equipment & Supplies

      o     Healthcare Distribution & Services

      o     Healthcare Facilities

      o     Industrial Gases

      o     Specialty Chemicals

      o     Advanced Materials

      o     Integrated Telecom Services

      o     Alternative Carriers

      o     Wireless Telecommunication Services

The Fund generally will sell a stock when, in the management team's opinion, there is a deterioration in the company's fundamentals, a change in macroeconomic outlook, technical deterioration, valuation issues, a need to rebalance the portfolio or a better opportunity elsewhere. The team uses a broad set of technical tools to enhance the timing of purchase or sell decisions. The Fund may invest excess cash in short-term U.S. Government securities, and also may invest in corporate debt securities and derivative instruments.

The Fund may lend portfolio securities on a short-term or long-term basis, up to 33 1/3% of its total assets.

The Fund may engage in active and frequent trading of portfolio securities to achieve its primary investment strategies.

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RISKS

You could lose money on an investment in the Fund. The Fund may be affected by the following risks, among others:

Price Volatility--the value of the Fund changes as the prices of its investments go up or down. Equity securities face market, issuer and other risks, and their values may fluctuate, sometimes rapidly and unpredictably. Market risk is the risk that securities may decline in value due to factors affecting the securities markets generally or particular industries. Issuer risk is the risk that the value of a security may decline for reasons relating to the issuer, such as changes in its financial condition.

Small-/Mid Sized Companies--the Fund's investments in small and mid-sized companies may be more susceptible to price swings than larger companies because they nave fewer financial resources, more limited product and market diversification, and may be dependent on a few key managers.

Risks of Concentration--the Fund's investments are concentrated in the science and technology sectors. The Fund therefore may be subject to more abrupt swings in value than a fund that invests in a broader range of industries.

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Science and Technology--the Fund's focus on stocks in the science and technology sectors makes it more susceptible to factors affecting those sectors and more volatile than funds that invest in many different sectors. Therefore, a downturn in the science and/or technology sectors could hurt the Fund's performance to a greater extent than a fund that invests in many sectors. In addition, investing in science and technology companies exposes the Fund to special risks. For example, rapid advances in science and technology might cause existing products to become obsolete, and the Fund's returns could suffer to the extent it holds an affected company's shares. Companies in a number of science and technology industries are also subject to more government regulations and approval processes than many other industries. This fact may affect a company's overall profitability and cause its stock price to be more volatile. Additionally, science and technology companies are dependent upon consumer and business acceptance as new technologies evolve.

Risks of Using Derivatives--derivatives are subject to the risk of changes in the market price of the security, credit risk with respect to the counterparty to the derivative instrument, and the risk of loss due to the changes in interest rates. The use of certain derivatives may also have a leveraging effect, which may increase the volatility of the Fund. The use of derivatives may reduce returns for the Fund.

Risks of Foreign Investing--foreign investments may be riskier than U.S. investments for many reasons. Some foreign securities tend to be less liquid and more volatile than their U.S. counterparts. Accounting standards and market regulations tend to be less standardized in certain foreign countries and economic and political climates tend to be less stable. Investments outside the U.S. may also be affected by administrative difficulties, such as delays in clearing and settling portfolio transactions. These risks are usually higher for securities of companies in emerging markets. Securities of foreign companies may be denominated in foreign currency. Exchange rate fluctuations may reduce or eliminate gains or create losses. Hedging strategies intended to reduce exchange risk may not perform as expected. The Fund may, from time to time, invest more than 25% of its assets insecurities whose issuers are located in a single country. These investments would make the Fund more dependent upon the political and economic circumstances of that country than a mutual fund that owns stocks of companies in many countries.

U.S. Government Securities--some U.S. Government agency securities may be subject to varying degrees of credit risk, particularly those not backed by the full faith and credit of the United States Government. The price of a U.S. Government security may decline due to changing interest rates.

Credit Risk--the Fund could lose money if the issuer of a debt security is unable to meet its financial obligations or goes bankrupt. This is especially true during periods of economic uncertainty or economic downturns.

Market Trends--from time to time, the stock market may not favor the growth securities in which the Fund invests. Rather, the market could favor value-oriented stocks, or may not favor equities at all.

Securities Lending--there is the risk that when lending portfolio securities, they may not be available to the Fund on a timely basis and it may lose the opportunity to sell them at a desirable price. Engaging in securities lending could have a leveraging effect, which may intensify the market risk, credit risk and other risks associated with investments in the Fund. When the Fund lends its securities, it is responsible for investing the cash collateral it receives from the borrower of the securities, and it could incur losses in connection with the investment of such cash collateral.

Portfolio Turnover--a high portfolio turnover rate involves greater expenses to the Fund, including brokerage commissions and other transaction costs, and is likely to generate more taxable short- term gains for shareholders, which may have an adverse impact on performance.